Exhibit 99.7

August 22, 2025

One and one Green Technologies. INC

and its Affiliated Entities (the “Company)

Suite #4-210, Governors Square, 23 Lime Tree bay Avenue,

PO Box 32311, Grand Cayman KY1-1209, Cayman Islands

LEGAL OPINION

Mssr/Mmes:

We are qualified lawyers of the Republic of the Philippines, and are qualified to issue this opinion on the laws and regulations of the Republic of the Philippines effective as of the date hereof.

We act as the Philippine lawyers to One and one Green Technologies Inc. in connection with the proposed initial public offering (the “Offering”) of certain number of Class A ordinary shares, par value US$0.0001 per share, of One and one Green Technologies. INC (“One and one Cayman”), (the “Class A Ordinary Shares”), by One and one Cayman as set forth in One and one Cayman’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by One and one Cayman with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and the listing of the Company’s Class A Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”). One and one Cayman, through its intermediary holding company incorporated in Hong Kong, One and one International HK Limited, conducts all its operations through contractual arrangements with operating entities in the Philippines, namely, Yoda Metal and Crafts Trading and Services Corp., and DL Metal Corporation, under a variable interest entity (“VIE”) structure.

I.	Documents and Assumptions

1.	In rendering this opinion, we have examined the Registration Statement, the originals or copies of the due diligence documents provided to us by the Company and such other documents, corporate records and certificates issued by the governmental authorities in the Republic of the Philippines, as we have deemed necessary or advisable for the purpose of rendering this legal opinion (collectively the “Documents”).

Legal Opinion/ CJA

2.	In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

2.1.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

2.2.	Each of the parties to the Documents has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

2.3.	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

2.4.	The laws of jurisdictions other than the Republic of the Philippines which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

2.5.	All requested Documents provided to us and all factual statements made to us by the Company in connection with this legal opinion are true, correct and complete.

II.	Opinions

1.	Based on our review of the Documents and subject to the abovementioned assumptions and the qualifications, we are of the opinion that, so far as the laws of the Philippines are concerned, the statements and disclosures in the Registration Statement under the captions “Risk Factors – Risks Related to Doing Business in Philippines”, “Business””, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Government Regulations”, “Related Party Transactions”, “Enforcement of Civil Liabilities”, “Description of Share Capital” and “Taxation”, in each case insofar as such statements describe or summarize the Philippines legal or regulatory matters, or documents, agreements or proceedings governed by Philippine Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

Legal Opinion/ CJA

1.1.	Corporate Status and Validity

Yoda Metal and Crafts Trading and Services Corp., and DL Metal Corporation are duly organized and validly exists under the laws of the Philippines, with full legal personality and capacity to enter into the VIE contracts and to perform its obligation thereunder.

The ownership structure of Yoda Metal and Crafts Trading and Services Corp., and DL Metal Corporation, both currently and immediately after giving effect to the Offering, does not and will not result in any violation of Philippine laws or regulations currently in effect.

1.2.	VIE Agreements

The VIE agreements entered into by the Company are valid and enforceable under Philippine law, provided they do not contravene public policy or mandatory provisions of law. Such agreements are not expressly prohibited under Philippine jurisprudence, although their enforceability in certain contexts may be subject to judicial scrutiny particularly on issues involving foreign equity restrictions.

The execution, delivery and performance by the Company’s Philippine operating entities of the VIE agreements and other key contracts have been duly authorized by all necessary corporate action and are within their corporate powers. These agreements are valid and binding under the Philippine law, enforceable in accordance with their terms, subject to applicable public policy considerations and other relevant laws. No further governmental authorizations are required under the applicable Philippine Laws in connection with the Control Agreements or the performance of the terms thereof.

1.3.	Compliance with Applicable Laws and Regulations

To the best of our knowledge, the Company’s Philippine operating entities are in material compliance with the applicable Philippine laws, including corporate, labor, tax, environmental, and date privacy regulations, and have obtained the necessary licenses and registrations for their operations.

Legal Opinion/ CJA

1.4.	Material Litigation

To the best of our knowledge after due inquiry, there is no pending or threatened litigation or administrative proceeding in the Philippines that would materially and adversely affect the validity of the agreements, the conduct of the Company’s business in the Philippines, or the Offering.

1.5.	Governmental Approvals

Other than the routine regulatory filing and permits customarily required in the ordinary course of business, no additional Philippine governmental or regulatory approvals are required for the validity and enforceability of the VIE agreements or for the conduct of the Company’s business in the Philippines, except as may be required by future changes in law.

This opinion is delivered in our capacity as the Company’s Republic of the Philippines legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and shall not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ GALELEO P. ANGELES

ATTY. GALELEO P. ANGELES

/s/ CLARICE J. ANDAYA

ATTY. CLARICE J. ANDAYA

For the firm

Legal Opinion/ CJA